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                                                                    EXHIBIT 11.1

                       APACHE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           1994        1993        1992
                                         --------    --------    --------
Weighted Average Calculation:
Net income (loss) ...................    $ 45,583    $ 46,755    $(15,682)
                                         ========    ========    ========

Weighted average shares outstanding .      69,715      62,013      55,344
                                         ========    ========    ========

Net income (loss) per share,
  based on weighted average
  shares outstanding ................    $    .65    $    .75    $   (.28)
                                         ========    ========    ========

Primary Calculation:
Net income (loss) ...................    $ 45,583    $ 46,755    $(15,682)
Assumed conversion of
  3.93-percent debentures ...........       2,121       2,145         141
                                         --------    --------    --------

Net income (loss), as adjusted ......    $ 47,704    $ 48,900    $(15,541)
                                         ========    ========    ========

Common stock equivalents:
Weighted average shares outstanding .      69,715      62,013      55,344

Stock options, using the treasury
   stock method .....................         115         242          65

Common stock equivalents
  assuming conversion of 3.93-percent
  debentures ........................       2,778       2,778         205
                                         --------    --------    --------
                                           72,608      65,033      55,614
                                         ========    ========    ========
Net income (loss) per common share
 primary ............................    $    .65    $    .75    $   (.28)
                                         ========    ========    ========

The assumed conversion of other convertible debt would be insignificant or antidilutive for all the periods presented above.